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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT

       PURSUANT TO SECTION 13 OR 15(d) OF SECURITIES EXCHANGE ACT OF 1934

       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) FEBRUARY 19, 1999

                              JUST LIKE HOME, INC.
             (Exact name of registrant as specified in its charter)

                  Florida                                  0-25908
(State or other jurisdiction of incorporation)        (Commission File No.)


                        3655 Cortez Road West, Suite 110
                            Bradenton, Florida 34210
                    (Address of principal executive office)


       Registrant's telephone number, including area code: (941) 756-2555

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ITEM 5.  OTHER EVENTS

         The Registrant announced that it has received from Health Care REIT, Inc. (the "REIT" - NYSE: HCN) Notices of Termination of its Lease Agreements with the REIT, which termination if effective would cancel the Registrant's Leases for all eight facilities of the Registrant. The Registrant has filed Counterclaims in various courts in Florida, seeking among other things, to block the termination of the Leases and to construe the Leases as financing arrangements subject to Florida laws regarding foreclosure of mortgages.

         The REIT also drew $521,039.00 under various Letters of Credit provided by the Registrant to the REIT to secure the financing. The REIT has advised the Registrant that the REIT's delivery of the Notices of Termination of the Leases and its draws under the Letters of Credit were based on certain alleged violations by the Registrant under the financing documents, including failure to make timely payments and violations of other financial and non-financial covenants.

         Although the Registrant is in discussions with various financing sources regarding financing that would permit the Registrant to either continue the Lease arrangements with the REIT or purchase the leased facilities, it has no present commitment from any financing sources to provide the required financing for either option. There can be no assurances that the REIT would withdraw the Notice of Termination of the Leases or sell the leased facilities to the Registrant even if the Registrant were successful in completing a new financing.

         The Registrant also announced the following management addition: Dean
T. DuCray was elected Vice President and Chief Financial Officer of the Registrant.

         Mr. DuCray previously served as Vice President and Chief Financial Officer of York International Corporation (NYSE: YRK), as President and Chief Executive Officer of Technical Oil Tool Corporation (A subsidiary of Baker International Corporation, now Baker-Hughes), and as an Audit Manager for Deloitte, Haskins and Sells.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         (c) A copy of the Registrant's Press Release issued March 8, 1999, is attached as Exhibit 99.1.



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                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              JUST LIKE HOME, INC.

                              /s/   Daniel D. Levitan
                              --------------------------------------
                              Name:      Daniel D. Levitan
                              Title:     Chairman and Chief Executive Officer


Dated:   March 8, 1999